EXHIBIT 23.1


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Amendment No. 2 to the Registration Statement on Form SB-2, of information contained in our report dated April 28, 2002 relating to the financial statements of IBIDAMERICA, INC. as of and for the year ended December 31, 2001, and of our report dated March 20, 2003, relating to the financial statements of Care Concepts I, Inc. as of and for the year ended December 31, 2002 , appearing in such Prospectus. We also consent to the reference to us under the headings "Experts" in such Prospectus.

William J. Hadaway, Certified Public Accountant
Winter Park, Florida
June 1, 2003